Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of BGM Group Ltd (the “Company”) of our report dated January 27, 2025, relating to the consolidated balance sheets of the Company as of September 30, 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended September 30, 2024 and the related notes, which appears in the annual report on Form 20-F for the year ended September 30, 2024 which filed with the Securities and Exchange Commission on January 27, 2025.

Enrome LLP

Singapore

June 3, 2025

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